[LETTERHEAD OF GATX CORPORATION]                              EXHIBIT 99A

July __, 1998

Dear GATX Shareholder:

         At a meeting on July 24, 1998, your Board of Directors adopted a Shareholder Rights Plan. The plan provides for a dividend distribution of one Right for each share of common stock you own. We have enclosed with this letter a summary description of the principal features of the new plan.

         The shareholder rights plan is intended to encourage a potential buyer to negotiate directly with the Board, and to provide the Board with greater leverage in such negotiations so as to provide a higher value for the company's shareholders. The Rights will not affect any takeover proposal that the Board believes to be in the best interests of GATX's shareholders.

         The Rights are not being distributed in response to any specific effort to acquire control of the Company. More than 1,800 other companies have similar plans.

         The Rights do not become exercisable and no separate certificates will be issued for the Rights, except in the special circumstances described in the summary. Instead, the Rights will be traded automatically when you buy or sell shares of GATX's common stock. Issuance of the Rights has no dilutive effect, will not affect earnings per share, will not be taxable to the company or its shareholders and will not change the way in which our common stock is traded.

         At the same meeting, your Board of Directors amended GATX's By-laws to add a provision requiring that shareholders give advance notice of any intent to propose new business or nominate directors for election at an annual meeting. This advance notice provision will afford shareholders a fair opportunity to present proposals or nominations for consideration at an annual meeting, while assuring that all shareholders have a reasonable opportunity to consider such proposals or nominations in an orderly, informed and thoughtful manner. The text of the advance notice By-law is enclosed with this letter.

         In adopting the Shareholder Rights Plan and the advance notice By-law, the Board has expressed its confidence in GATX's future and its commitment that shareholders will have every opportunity to participate fully in that future. We appreciate your support as we continue to seek ways to build value for GATX's shareholders.

Sincerely,

Ronald H. Zech
Chairman and CEO